Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Farmers and Merchants Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other (1)	30,000	$19.85	$595,500	$110.20 per $1,000,000	$65.62
Total Offering Amounts					$595,500		$65.62
Total Fee Offsets							-
Net Fee Due							$65.62
(1)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high ($19.85) and low ($19.85) sales prices of the shares on August 21, 2023 as reported through the OTC Markets Group, LLC’s Pink Market, which date is within five business days prior to the filing hereof.

(2)

The number of shares represents those that were originally authorized for issuance under the Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminable number of additional shares that may become issuable by operation of the anti-dilution provisions of the Plan.